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FOR IMMEDIATE RELEASE                                         www.quintiles.com

CONTACT: Pat Grebe, Media Relations (media.info@quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2000

                QUINTILES REPORTS 1st QUARTER 2002 EPS OF $0.14,
                    CASH FLOW FROM OPERATIONS OF $55 MILLION

RESEARCH TRIANGLE PARK, N.C. - April 17, 2002 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced financial results for first quarter 2002. Earnings per share for the quarter ended March 31, 2002, were $0.14 on a diluted basis, meeting analysts' consensus expectations and a 133% increase from first quarter 2001 reported earnings per share of $0.06. Total net revenues and net income for first quarter 2002 were $398.1 million and $17.3 million, respectively, compared to $403.6 million and $7.8 million for first quarter 2001.

"I'm pleased with the progress we made during the quarter in delivering core services and executing our business plan, in particular, continued improvements in efficiency and positioning ourselves to create greater opportunities in Product Development and Commercialization," said Quintiles Chief Executive Officer Pam Kirby, Ph.D. "One such example is our strategic agreement with Kos Pharmaceuticals to commercialize Advicor(TM) and Niaspan(R) in the U.S. to treat cholesterol disorders. Also, we enhanced our product partnering expertise and capabilities through the assets we acquired from Bioglan Pharma Inc. Combined with our PharmaBio Development group's ability to innovate, I believe we offer customers the industry's widest range of solutions to help develop and commercialize drugs and manage product portfolios.

"Another event of note during the quarter was our announcement that our Quintiles Informatics unit would be combined into a joint venture with McKesson. Through this venture, which we expect to close this quarter, Quintiles will retain access to the Informatics unit's unique data products, while furthering our goal of expanding the use of longitudinal patient-level data to improve healthcare."

Quintiles Transnational Chief Financial Officer Jim Bierman said: "Our efforts to improve efficiency continue to pay off, as indicated by the strong cash flow from operations we achieved during the quarter - $55 million - and our record decrease in net billings outstanding to 37 days in first quarter 2002 from 46 days in first quarter 2001."

In other first quarter developments, Quintiles repurchased 290,000 shares of its common stock for an aggregate price of approximately $4.8 million as part of its previously announced stock repurchase program.

As required, Quintiles adopted the guidance of recently issued accounting pronouncement EITF 01-14, effective Jan. 1, 2002, and, accordingly, has reclassified reimbursed service costs as part of revenues.



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Supplemental financial information is available under "Additional Financials" in the Investors section of Quintiles' Web site, http://www.quintiles.com/investors/additional_financials.

Quintiles Transnational's first quarter 2002 financial briefing will be held at 11 a.m. EDT on Thursday, April 18, and will be broadcast live over the Web. Interested parties can access the Webcast at http://www.quintiles.com/corporate_info/broadcast_center. Additionally, a replay of the Webcast will be available via the same link about two hours after completion of the call, and will be archived for on-demand replay through 5 p.m. EDT, Friday, May 3, 2002.

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit the company's Web site at www.quintiles.com.

The schedule attached to this release is an integral part of this release. Information in this press release contains "forward-looking statements" about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the risk the market for our products and services will not grow as we expect, the risk that our PharmaBio transactions will not generate revenues or profit at the rate or levels we anticipate, our ability to efficiently distribute backlog among project management groups and match demand to resources, actual operating performance, the actual savings and operating improvements resulting from the restructuring, the ability to maintain large customer contracts or to enter into new contracts, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

                                      # # #


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Condensed Consolidated Statements of Income
(Unaudited)

                                                                             Three Months Ended March 31
                                                                             2002                   2001
-----------------------------------------------------------------------------------------------------------
In thousands, except per share data

Revenues:
     Service revenues                                                     $474,320                $463,265
     Commercial rights and royalties                                        14,194                   2,647
     Investment                                                              4,782                    (902)
-----------------------------------------------------------------------------------------------------------
Total gross revenues                                                       493,296                 465,010
     Less: reimbursed service costs                                         95,153                  61,442
-----------------------------------------------------------------------------------------------------------
Total net revenues                                                         398,143                 403,568

Costs of revenues:
     Service                                                               211,515                 238,905
     Commercial rights and royalties                                        14,279                   2,561
     Investment                                                                158                      30
-----------------------------------------------------------------------------------------------------------
                                                                           225,952                 241,496
-----------------------------------------------------------------------------------------------------------
Contribution                                                               172,191                 162,072

General, administrative and other:
     General and administrative                                            148,622                 156,910
     Interest (income) expense, net                                         (3,262)                 (5,848)
     Other (income) expense, net                                             1,069                    (618)
-----------------------------------------------------------------------------------------------------------
                                                                           146,429                 150,444
-----------------------------------------------------------------------------------------------------------

Income before income taxes                                                  25,762                  11,628
Income taxes expense                                                         8,501                   3,837
-----------------------------------------------------------------------------------------------------------

Net income                                                                $ 17,261                $  7,791
-----------------------------------------------------------------------------------------------------------


Net income per share:
          Basic                                                           $   0.15                $   0.07
          Diluted                                                         $   0.14                $   0.06


Shares used in computing net income per share:
          Basic                                                            118,685                 116,338
          Diluted                                                          120,227                 120,064

Consolidated Balance Sheet Data
(Unaudited)

                                                                           March 31,            December 31,
                                                                             2002                   2001
-----------------------------------------------------------------------------------------------------------
In millions

Cash, cash equivalents and debt investments                               $    617                $    602
Investments in marketable equity securities                                     76                      78
Investments in non-marketable equity securities and loans                       40                      38
Working capital                                                                597                     618
Total assets                                                                 1,961                   1,948
Debt including current portion                                                  39                      38
Shareholders' equity                                                         1,460                   1,455
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